Exhibit 23.1

Consent of Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, and in the Registration Statements (Form S-3 Nos. 333-207841, 333-203355, 333-202579, 333-198148, 333-198149, 333-194246 and 333-189855 and Form S-8 Nos. 333-200709, 333-200708, 333-160486, 333-151686, 333-148041, 333-126306, 333-122708, 333-116449, 333-103622, 333-64246, 333-56576, and 333-32666) of (i) our report dated June 29, 2015, with respect to the consolidated financial statements of Determine, Inc. (formerly known as Selectica, Inc.), included in the Annual Report on Form 10-K for the two-year period ended March 31, 2015, and (ii) our report dated October 13, 2015 with respect to the consolidated financial statements of b-pack SAS and Subsidiaries for the period ended December 31, 2014, which appears in the Current Report on Form 8-K/A dated October 16, 2015.

/s/ Armanino LLP

San Francisco, California

November 9, 2015